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                                  EXHIBIT 5.1





                                October 16, 1996



Mallon Resources Corporation
999 18th Street, Suite 1700
Denver, CO 80202

    Re:  Form S-2 Registration Statement

Gentlemen:

    This firm has acted as counsel to Mallon Resources Corporation (the "Company") in connection with the preparation and filing of its registration statement on Form S-2 (the "Registration Statement") under the Securities Act of 1933, as amended, covering the sale of an aggregate of 30,000 shares of the Company's common stock, $.01 par value (the "Common Stock").

    We have examined the Company's Restated Articles of Incorporation and Bylaws and the record of its corporate proceedings with respect to the Registration Statement and have made such other investigations as we have deemed necessary in order to express the following opinion.

    Based upon the foregoing, we are of the opinion that the Common Stock, when sold and delivered as contemplated by the Registration Statement, will be legally issued, fully paid and nonassessable.
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    We hereby consent to all references to this firm in the Registration
Statement and all amendments to the Registration Statement. We further consent to the use of this opinion as an exhibit to the Registration Statement.


                                        Very truly yours,

                                        HOLME ROBERTS & OWEN LLP


                                        By /s/ NICK NIMMO
                                           -----------------------------------
                                           Nick Nimmo
                                           Partner